Table of Contents

Banco Bradesco S.A.
Exhibit 8.1

Banco Bradesco S.A. - Subsidiaries as of December 31, 2003

Subsidiary	Jurisdiction of Incorporation	Names Under Which Does Business

1 Atlântica Capitalização S.A.	Rio de Janeiro - Brazil	Atlântica Capitalização
2 Banco Alvorada S.A	Salvador - Brazil	Banco Alvorada
3 Banco Baneb S.A.	Salvador - Brazil	Baneb
4 Banco BCN S.A.	São Paulo - Brazil	BCN
5 Banco Boavista Interatlântico S.A.	Rio de Janeiro - Brazil	Boavista
6 Banco Bradesco Argentina S.A.	Buenos Aires - Argentina	Bradesco Argentina
7 Banco Bradesco Luxembourg S.A.	Luxembourg - G. Ducado	Bradesco Luxembourg
Luxembourg
8 Banco de Crédito Real de Minas Gerais S.A.	Juiz de Fora - Brazil	Credireal
9 Banco Finasa de Investimento S.A.	São Paulo - Brazil	Banco Finasa de Investimento
10 Banco Finasa S.A.	São Paulo - Brazil	Banco Finasa
11 Banco Mercantil de São Paulo S.A.	São Paulo - Brazil	Mercantil
12 Bradesco Argentina de Seguros S.A	Buenos Aires - Argentina	Bradesco Argentina de Seguros
13 Bradesco BCN Leasing S.A. Arrendamento Mercantil	Barueri - Brazil	Bradesco BCN Leasing
14 Bradesco Capitalização S.A.	Rio de Janeiro - Brazil	Capitalização
15 Bradesco Consórcios Ltda.	São Paulo - Brazil	Bradesco Consórcio
16 Bradesco S.A. Corretora de Títulos e Valores Mobiliários	São Paulo - Brazil	Bradesco Corretora
17 Bradesco Saúde S.A.	Rio de Janeiro - Brazil	Bradesco Saúde
18 Bradesco Securities Inc.	New York - USA	Bradesco Securities
19 Bradesco Seguros S.A.	Rio de Janeiro - Brazil	Bradesco Seguros
20 Bradesco Vida e Previdência S.A.	Osasco - Brazil	Bradesco Previdência
21 Bradescor Corretora de Seguros Ltda.	Osasco - Brazil	Bradescor
22 BRAM - Bradesco Asset Management Ltda.	São Paulo - Brazil	BRAM
23 União Novo Hamburgo Seguros S.A.	Porto Alegre - Brazil	União Novo Hamburgo
24 Finasa Seguradora S.A.	São Paulo - Brazil	Finasa Seguradora
25 Scopus Tecnologia S.A.	São Paulo - Brazil	Scopus Tecnologia
26 União de Comércio e Participações Ltda.	Osasco - Brazil	União de Comércio e Participações